                                                                      Exhibit 99

For Immediate Release                                    Contact:
September 29, 1995                                      --------
                                                        Stephen Push
                                                        617-252-7570

                Genzyme Buys Back Outstanding Shares of IG Labs

                                      ---

            Independent IG Shareholders Approve Merger with Genzyme

CAMBRIDGE, Mass. -- The independent shareholders of IG Laboratories Inc. (Nasdaq: IGLI, "Integrated Genetics") today approved the merger of IG Labs with Genzyme Corp.

     Genzyme currently owns approximately 70 percent of the genetics testing company and will combine the operations of IG Labs into the diagnostic services unit of Genzyme's General Division. The merger will be effective on October 2, 1995. IG Labs stock ceased trading today.

     In exchange for their IG Labs shares, public shareholders will receive .1201 share of Genzyme General Division common stock (Nasdaq;GENZ), or approximately $7.00, for each share of IG common stock held. The exchange ratio was based on a ten-day average closing price of Genzyme General Division common stock as of September 28, 1995, which was valued at $58.30. Any fractional shares will be paid in cash. The exchange is a tax-free transaction for federal income tax purposes.

     Genzyme will not change the nature of the business unit, which will continue to work in the area of genetic diagnostics and will continue to operate under the Integrated Genetics name.

     Genzyme, one of the world's top five biotechnology companies, focuses on developing innovative products and services for major unmet human health care needs. The company's General Division markets Ceredase(R) and Cerezyme(TM) replacement enzymes for the treatment of Gaucher disease. It also develops and markets diagnostic products, genetic diagnostic services, and bulk pharmaceuticals.

    Integrated Genetics applies advanced biotechnology to develop and provide high-quality, sophisticated genetic testing services to physicians, hospitals, clinical laboratories, university medical centers, and managed health care organizations throughout the United States and internationally. In addition to its Framingham, Mass., headquarters, Integrated Genetics operates laboratories and client service centers in ten locations in the United States.

                                      ###

Genzyme's news releases are available through PR Newswire's fax-on-demand service at 1-800-758-5804, 1ext. 104284, and on the Internet's World Wide Web at http://www,prnewswire.com.